Exhibit 99.1 Press Release dated April 21, 2003

Suntron Corp. Reports Fourth Quarter and Fiscal 2002 Year End Results

PHOENIX, AZ.—April 21, 2003—Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, released its financial results for the fourth quarter and year ended December 31, 2002.

Net sales for the fourth quarter of 2002 were $78.3 million, a decrease of 9% from the $86.0 million reported in the fourth quarter of 2001. Net sales for fiscal year 2002 were $370.8 million, a decrease of 35% from $574.4 million reported for fiscal 2001. The decline in net sales for fiscal year 2002 compared with the prior year was primarily attributable to the continued soft end markets served by Suntron’s customers, particularly in the aerospace and networking/telecommunications markets.

Gross profit for the fourth quarter of 2002 was negative $8.1 million as compared to negative $12.2 million in the fourth quarter of 2001. Gross profit for fiscal year 2002 was negative $28.0 million compared to a negative $4.7 million for fiscal year 2001.

Selling, general and administrative expense (SG&A) for the fourth quarter of 2002 was $6.0 million as compared to $6.9 million in the fourth quarter of 2001. SG&A expense for fiscal year 2002 was $27.2 million as compared to $29.6 million for fiscal year 2001.

Operating loss for the fourth quarter of 2002 was $14.3 million as compared to $21.9 million for the fourth quarter of 2001. Operating loss for fiscal year 2002 was $56.5 million as compared to $43.6 million for fiscal year 2001.

Net loss for the fourth quarter of 2002 was $14.7 million as compared to a net loss of $25.6 million in the fourth quarter of 2001. Net loss for fiscal year 2001 was $54.5 million as compared to a net loss of $126.2 million for fiscal year 2002, including a $69.0 million non-cash goodwill impairment charge recorded as a cumulative effect of change in accounting principle, which resulted from implementing a new accounting standard in the first quarter of 2002.

Cash flow from operating activities for fiscal year 2002 was $22.8 million as compared with $75.5 million for fiscal year 2001. At year-end, the Company had debt outstanding of $10.9 million as compared to $43.8 million at December 31, 2001. Additionally, Suntron has successfully completed an amendment to its loan agreement with Citicorp USA, Inc. The $75 million credit facility matures in April 2005 and is expected to continue to provide Suntron financial flexibility to support its ongoing operations. Details concerning the amendment can be found in Suntron’s 2002 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on April 15, 2003.

“In 2002, Suntron made significant strides to reduce costs, maintain strong asset management disciplines, and invest selectively for growth opportunities,” said James Bass, Suntron president and chief executive officer. “As a result of these efforts, we have successfully reduced our debt levels, won 39 new customers during the year, and improved our competitive positioning by increasing our capabilities in the areas of design, quick-turn manufacturing, and repair and warranty services. We have reduced costs aggressively and continued to improve our operational performance in the areas of delivery, quality and service to support our customers during the year,” Mr. Bass said.

“While we are disappointed with our operating loss this year, we believe the Company is better off entering 2003 than it was at the beginning of 2002, due primarily to the lower cost structure and reduced debt levels as well as the increased customer diversification from the new customer wins in 2002. As we enter 2003, we continue to focus on growth opportunities, reducing operational costs, and maintaining strong asset management principles. Our renewed commitment and support from Citicorp gives us the financial liquidity to compete effectively in this uncertain economy,” Mr. Bass concluded.

The Company also reported that it currently expects revenues for the first quarter of 2003 to be essentially flat with the fourth quarter 2002 revenues.

About Suntron Corporation:
Suntron is a leading provider of integrated electronics manufacturing solutions supplying services for aerospace, semiconductor capital equipment, industrial controls, instrumentation, medical, networking and telecommunications industries.

Headquartered in Phoenix, Arizona, Suntron operates a number of full-service, high-tech facilities in North America. Suntron is involved in printed circuit card assembly, cable and harness production, plastic injection molding, sheet metal, product design, engineering services, and full systems integration and test. Suntron’s goal is to provide intelligent solutions tailored to match customer requirements, while meeting the highest quality standards in the industry. The Company has approximately 1,650 employees.

Income Statement Summary
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,

	2001	2002	2001	2002

Net Sales	$86,049	$78,267	$574,401	$370,797
Gross Profit (Loss)	(12,182)	(8,124)	(4,722)	(27,970)
SG&A Expense	6,891	6,036	29,619	27,234
Operating Loss	(21,852)	(14,348)	(43,599)	(56,541)
Loss before cumulative effect of change in accounting principle	(25,557)	(14,650)	(54,521)	(57,135)
Net Loss	(25,557)	(14,650)	(54,521)	(126,150)
Net Loss Per Common Share	(0.93)	(0.53)	(2.29)	(4.60)
Selected Financial Data (Dollars in Thousands)
EBITDA	$(15,396)	$(8,775)	$(17,220)	$(33,885)
Cash Flow from Operating Activities	26,709	(983)	75,543	22,779
Working Capital (End of Period)			105,530	50,372

EBITDA is a Non-GAAP measurement that is presented as additional indicator of operating performance and is not a substitute for net income (loss) or earnings per share calculated under generally accepted accounting principles (GAAP). The calculation of EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

Calculation of EBITDA
(Dollars in Thousands)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,

	2001	2002	2001	2002

Loss before cumulative effect of change in accounting principle	$(25,557)	$(14,650)	$(54,521)	$(57,135)
Interest expense	3,912	446	12,217	2,568
Reduction in interest under settlement	—	—	—	(1,029)
Income tax benefit	(144)	—	20	(276)
Depreciation and amortization	6,393	5,429	25,064	21,987

EBITDA	$(15,396)	$(8,775)	$(17,220)	$(33,885)

Balance Sheet Summary- At End of Year
(Dollars in Thousands)

	2001	2002

Cash and Equivalents	$14,172	$1,621
Trade Receivables, Net	31,029	29,161
Inventories, Net	106,768	67,381
Other Current Assets	2,037	1,860
Property, Plant, and Equipment, Net	81,424	61,906
Goodwill	82,604	6,964
Other Assets	4,605	3,323

Total Assets	$322,639	$172,216

Operating Payables:
Accounts Payable	$28,391	$32,550
Accrued Liabilities	19,185	17,101
Financing Payables:
Outstanding Checks in Excess of Cash	900	—
Bank Debt	31,628	10,856
Subordinated Debt	12,202	—
Other Long-term Liabilities	201	7,698
Stockholders’ Equity	230,132	104,011

Total Liabilities and Stockholders’ Equity	$322,639	$172,216

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the markets Suntron addresses, including the recent significant economic slowdown in the technology sector and the recent terrorist activities and resulting military and other actions, including the war in Iraq, and their impact on the aerospace segment of the electronics industry; Suntron’s dependence upon the electronics industry; Suntron’s dependence upon a small number of customers; the impact of the combination of EFTC with K*Tec; the risks inherent with predicting revenue and earnings outcomes as well as other factors identified as “Risk Factors” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.

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Suntron Contacts: Jim Bass President and CEO

Peter Harper CFO

Victoria Welch (602) 282-5651 Investor & Media Relations ir@suntroncorp.com